Exhibit 15.1  LETTER RE: UNAUDITED INTERIM FINANCIAL INFORMATION


Report of Independent Public Accountants

To the Shareholders of The ServiceMaster Company

We have reviewed the accompanying condensed balance sheet of The ServiceMaster Company and Subsidiaries (organized under the laws of the State of Delaware) as of March 31, 2002, and the related statements of income for the three-month periods ended March 31, 2002 and 2001, and the condensed statement of cash flows for the three-month periods ended March 31, 2002 and 2001. These financial statements are the responsibility of the company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the balance sheet of The ServiceMaster Company as of December 31, 2001, and the related statements of income, retained earnings, and cash flows for the year then ended (not presented herein), and, in our report dated January 24, 2002, we expressed an unqualified opinion on that statement. In our opinion, the information set forth in the accompanying condensed balance sheet as of December 31, 2001, is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.


ARTHUR ANDERSEN LLP
Chicago, Illinois
April 23, 2002